Exhibit 99.1

( BW)(NY-COMMUNITY-BANCORP)(NYCB) New York Community Bancorp, Inc. Reports a 67.9% Increase in 1st Quarter 2002 Diluted Core EPS to
$0.47; Raises 2002 Diluted EPS Estimates to $2.04 - $2.08

    WESTBURY, N.Y.--(BUSINESS WIRE)--April 17, 2002--

              1Q 2002 Net Interest Income Increases 136%;
               Core Other Operating Income Increases 55%

   New York Community Bancorp, Inc. (Nasdaq: NYCB) today reported first quarter 2002 earnings of $46.3 million, or $0.47 per diluted share, as compared to first quarter 2001 core earnings of $17.4 million, or $0.28 per diluted share. The 2001 amounts exclude a non-core after-tax gain of $10.3 million, or $0.16 per share, from the sale of loans and securities acquired in the Company's acquisition of Haven Bancorp, Inc. ("Haven") on November 30, 2000, and have been adjusted to reflect a 3-for-2 stock split on September 20, 2001. Including the non-core gain, the Company's first quarter 2001 earnings totaled $27.6 million, or $0.44 per diluted share.
   In addition to the 67.9% rise in diluted core earnings per share, the Company's first quarter 2002 earnings generated a 2.00% return on average assets and an 18.88% return on average stockholders' equity.
   The Company also reported first quarter 2002 cash earnings of $64.5 million, or $0.65 on a diluted per-share basis, as compared to $33.0 million, or $0.53 per diluted share, in the year-earlier three months. The Company's cash earnings thus added $18.2 million, or 39.3%, more to regulatory tangible capital than its reported earnings, while generating an ROA and ROE of 2.79% and 26.29%. (1)
   Commenting on the Company's first quarter 2002 earnings, President and Chief Executive Officer Joseph R. Ficalora stated, "The Company's performance continues to bear the imprint of our two successful merger transactions - the acquisition of Haven Bancorp, Inc. on November 30, 2000 and the merger-of-equals with Richmond County Financial Corp. on July 31, 2001. Core revenues rose 115% year-over-year to $102.8 million, a direct result of the transactions and of the record volume of mortgage loans produced."

    (1) The Company calculates cash earnings by adding back to net income certain operating and income tax expenses stemming from the amortization and appreciation of shares held in the Company's stock-related benefit plans, as well as the core deposit intangible ("CDI") stemming from its merger-of-equals with Richmond County Financial Corp. ("Richmond County") on July 31, 2001.

   "In the first quarter of 2002, mortgage loan production exceeded $511 million, including $399 million in multi-family mortgage loans. Consistent with our projections, our net interest income, interest rate spread, and net interest margin expanded, powered by a $3.8 billion, or 87%, increase in average interest-earning assets and by a 175-basis point decline in our average cost of funds. The upward trend also applied on a trailing quarter basis," Mr. Ficalora continued, "with average interest-earning assets rising $253.8 million, or 3.2%, from the fourth quarter 2001 level and our cost of funds declining 37 basis points during the same time. On an annualized basis, the 3.2% growth in average interest-earning assets translates into an increase of nearly 13%.
   "Our prospects for further interest-earning asset growth are aptly demonstrated by our mortgage pipeline, which exceeded $728 million as of yesterday," Mr. Ficalora said. "On the liability side of the balance sheet, we continue to place an emphasis on low-cost core deposits, which represented 60% of total deposits at quarter's end. In concert with our focus on increasing core deposits, we have emphasized a shift from certificates of deposit into alternative investments such as annuities.
   "Earnings growth was also fueled by a 55% rise in core other operating income, primarily reflecting the addition of the Richmond County branches and the resultant increase in fees from operations and third-party product sales. Another contributing factor was our first quarter 2002 acquisition of the remaining 53% equity interest in the investment advisory firm Peter B. Cannell & Co., Inc.
   "Another significant highlight of our first quarter performance was the enduring quality of our mortgage loan portfolio," Mr. Ficalora said. "At March 31, 2002, non-performing assets represented 0.16% of total assets, as compared to 0.19% at year-end 2001. The ratio of non-performing loans to loans, net, also improved, having dropped six basis points to 0.27%. The absence of any net charge-offs also continued, for the 30th consecutive quarter, despite the significant growth in the past year of our loan portfolio. With approximately $600 million of one-to-four family mortgage loans currently under review for securitization this quarter, we have taken steps to further minimize our exposure to credit risk.
   "The quality of the Company's loans was among the factors considered by Moody's in upgrading its investment rating of our trust-preferred securities in March. The significant upgrade, from B2 to Ba1, was especially gratifying, given the agency's standards; of even greater importance, the senior debt ratings given by both Moody's and Fitch are at investment grade."
   Commenting on the consolidation of the Company's franchise, Mr. Ficalora noted, "We also completed the opening of two new branches on Staten Island during the quarter, with a third now scheduled to open there in July. The divestiture of our seven Connecticut branches was recently completed, and the sale of seven more branches remains on track for mid-May. Reflecting these activities and the opening of a traditional branch in Nassau County early this summer, the number of banking offices will total 109.
   "Due to the strength of our franchise and of our mortgage loan production," Mr. Ficalora stated, "we are well positioned to continue our earnings growth trend over the course of the year. The divested branches are not expected to have a material impact on the Company's performance, other than making us more efficient; the newer branches are expected to contribute to revenue growth in the quarters ahead. On the lending side, we look forward to exceeding last year's high volume production, given the record level of first quarter originations and our current pipeline.
   "In view of these factors and others described at greater length in our recent 10-K filing, we believe it to be likely that our 2002 diluted earnings per share will range from $2.04 to $2.08, signifying a year-over-year increase of better than 50%. We also believe that our 2002 diluted cash earnings per share will range from $2.30 to $2.35, reflecting better than 20% growth year-over-year," Mr. Ficalora commented.
   "Our expectation of earnings growth assumes far greater meaning in view of the exciting news we received earlier this week. We have just been advised by SNL Financial that New York Community Bancorp has again been ranked the top performing large thrift in the nation, making this the fourth consecutive year that our performance has been so recognized. Given that the ranking is based on the Company's three-year record of earnings growth, and various key performance measures, the repetition of this accomplishment is especially significant," Mr. Ficalora said. The ranking will be reported in the May 2002 issue of ThriftINVESTOR, to be published mid-May.

   Earnings Summary

    - Due to the deal-driven growth of the Company and the record level of mortgage loan production, interest income rose $56.8 million, or 67.3%, to $141.1 million in the first quarter of 2002. The increase was fueled by a $3.8 billion rise in the average balance of interest-earning assets to $8.8 billion, and only partly offset by a 73-basis point decline in the average yield to 7.08%. Included in the increase in average interest-earning assets was a $1.8 billion rise in the average balance of mortgage and other loans to $5.4 billion, and a $2.0 billion rise in the average balance of mortgage-backed securities to $2.2 billion. The average yield on these assets declined 20 basis points and 79 basis points, respectively, to 7.54% and 6.03%. The growth in interest income was achieved despite the effects of the Company's balance sheet restructuring, which reduced its assets and yields at the same time as the favorable yield curve provided a leveraging opportunity.

    - Reflecting the Richmond County merger and a subsequent releveraging program, the Company recorded an $8.8 million, or 18.0% rise, in interest expense to $58.1 million in the first quarter of 2002. While average interest-bearing liabilities rose from $4.1 billion in the first quarter of 2001 to $7.6 billion in the current first quarter, the 84.8% increase was largely offset by a 175-basis point reduction in the average cost of funds to 3.08%. The lower cost reflects the infusion of core deposits from the Richmond County merger, and the substantial downward repricing of CDs and borrowings in a declining rate environment. While the average balance of CDs rose $448.6 million to $2.3 billion, the average cost of such funds fell 251 basis points to 3.46%. Similarly, while the average balance of borrowings rose $1.6 billion, or 155.7%, to $2.6 billion, the cost of such funds fell 180 basis points to 4.46%.

    - Net interest income totaled $83.1 million in the current first quarter, up $8.0 million, or 10.7%, from the trailing-quarter level and up $47.9 million, or 136.4%, from the year-earlier amount. The growth in net interest income was paralleled by the expansion of the Company's interest rate spread and net interest margin to 4.00% and 4.16%, respectively. The first quarter 2002 measures were 32 and 33 basis points wider than the trailing-quarter measures and 102 and 91 basis points wider than the measures recorded in the first quarter of 2001.

    - The provision for loan losses continued to be suspended, reflecting the coverage provided by the current loan loss allowance and the continuing quality of the Company's mortgage loan portfolio.

    - Other operating income totaled $19.8 million in the current first quarter and $28.5 million in the year-earlier three months. Included in the latter amount were non-core pre-tax gains of $15.7 million on the sale of loans and securities in connection with the post-Haven acquisition restructuring of the balance sheet. Excluding these gains, other operating income rose $7.0 million in the first quarter of 2002 from $12.8 million, reflecting a $3.2 million, or 40.7%, rise in fee income to $11.2 million and a $3.8 million, or 78.1%, rise in core other income to $8.6 million. The higher level of fee income reflects the expansion of the franchise pursuant to the Richmond County merger, while the higher level of core other income reflects revenues generated by the sale of third-party products, including one-to-four family mortgage and consumer loans. The increase in core other income also includes revenues generated by Peter B. Cannell & Co., Inc., an investment advisory firm with assets under management of approximately $700 million as of March 31, 2002. The Company increased its equity interest in the firm from 47% to 100% on January 3, 2002.

    - Operating expense rose to $33.7 million, or 1.46% of average assets, in the current first quarter from $19.4 million, or 1.68% of average assets, in the first quarter of 2001. The increase reflects the addition of 34 banking locations pursuant to the Richmond County merger, the costs of operating and staffing an expanded branch network, and the acquisition of Peter B. Cannell & Co., Inc. The growth in operating expense was sufficiently offset by the growth in net interest income and core other operating income to produce an improvement in the core efficiency ratio to 32.73% from 40.59%.

    - Reflecting its adoption of Statement of Financial Accounting Standards ("SFAS") Nos. 141 and 142 on January 1, 2002, the Company has discontinued the amortization of goodwill that stemmed from the Haven acquisition, but continues to amortize the core deposit intangible ("CDI") stemming from the Richmond County merger. In the first quarter of 2002, the amortization of CDI totaled $1.5 million; in the first quarter of 2001, the amortization of goodwill from the Haven acquisition totaled an equivalent amount.

    - Income tax expense rose $6.3 million to $21.4 million, a function of a $25.0 million increase in pre-tax income to $67.7 million and a decline in the effective tax rate to 32% from 35%. The Company expects that its effective tax rate will remain at 32% for the year, reflecting the restructuring of an existing subsidiary at December 31, 2001, which is expected to provide a recurring tax benefit.

   Balance Sheet Summary

    - The Company recorded total assets of $9.3 billion at March 31, 2002, up $67.7 million from the December 31, 2001 amount. While multi-family mortgage loans outstanding rose $265.5 million, or 8.2%, over the course of the quarter, the increase was tempered by strategic reductions in all other types of mortgage loans outstanding and in the portfolios of securities available for sale and mortgage-backed securities held to maturity.

    - Reflecting first quarter 2002 originations of $398.5 million, the portfolio of multi-family mortgage loans rose $265.5 million from the December 31, 2001 level to $3.5 billion at March 31, 2002. The growth in multi-family mortgage loans served to offset a $113.8 million decline in one-to-four family loans to $1.2 billion; an $81.2 million decline in commercial real estate loans to $480.7 million; and a $640,000 decline in construction loans to $151.7 million, after originations of $68.6 million, $18.8 million, and $25.7 million, respectively. Mortgage loans outstanding thus rose $69.8 million to $5.4 billion and were supplemented by a $61.7 million increase in total other loans to $178.6 million.

    - Non-performing assets declined to $14.9 million, representing 0.16% of total assets, from $17.7 million, representing 0.19%, at December 31, 2001. Included in the 2002 and 2001 amounts were non-performing loans of $14.6 million and $17.5 million, respectively, representing 0.27% and 0.33% of loans, net. The improvements stemmed from a $3.6 million reduction in loans 90 days or more delinquent to $3.3 million, which was partly offset by a $664,000 increase in mortgage loans in foreclosure to $11.3 million. Foreclosed real estate totaled $249,000 at both March 31, 2002 and December 31, 2001.

    - In keeping with the Company's emphasis on multi-family mortgage lending, the portfolio of securities available for sale declined at March 31, 2002. Securities available for sale totaled $2.3 billion, down $25.6 million from the December 31, 2001 amount. At the same time, the portfolio of mortgage-backed securities held to maturity fell $3.9 million to $47.0 million, primarily reflecting repayments and the classification of any new such investments as available for sale. These reductions were largely offset by a $6.0 million rise in securities held to maturity to $209.2 million.

    - Primarily in connection with the acquisition of Peter B. Cannell & Co., Inc., goodwill, net, rose to $625.1 million from $614.7 million at December 31, 2001. Reflecting the adoption of SFAS Nos. 141 and 142, as previously mentioned, the goodwill stemming from the Haven acquisition is no longer being amortized.

    - The shift toward core deposits so apparent in December continued in the first quarter of 2002. Core deposits rose $161.7 million to $3.2 billion and represented 59.6% of total deposits at March 31, 2002. Included in the increase in core deposits was a $91.6 million rise in NOW and money market accounts to $1.0 billion; a $41.7 million rise in savings accounts to $1.7 billion; and a $28.4 million rise in non-interest-bearing deposits to $483.5 million. The growth in core deposits was tempered by a $240.1 million reduction in CDs to $2.2 billion, representing 40.4% of total deposits at quarter's end. The net effect was a $78.3 million decline in total deposits to $5.4 billion at March 31, 2002.

    - The funding provided by deposits was supplemented by a $192.5 million increase in borrowings to $2.7 billion at March 31, 2002. Included in this amount were Federal Home Loan Bank advances of $1.7 billion, reverse repurchase agreements of $775.0 million, and trust-preferred securities of $190.6 million.

    - Stockholders' equity rose to $996.2 million at March 31, 2002, representing 10.75% of total assets and a book value of $10.07 per share, based on 98,929,130 shares. At December 31, 2001, stockholders' equity totaled $983.1 million, representing 10.68% of total assets and a book value of $10.05 per share, based on 97,774,030 shares. Fueled by first quarter cash earnings of $64.5 million, the March 31, 2002 amount reflects the distribution of cash dividends totaling $15.8 million and the allocation of $37.4 million toward the repurchase of 1,379,596 shares. Under the current Board authorization, there were 1,937,191 shares still available for repurchase at March 31, 2002.

   New York Community Bancorp, Inc. is the holding company for New York Community Bank and the eighth largest thrift in the nation, based on market capitalization at March 31, 2002. The Bank currently serves its customers through a network of 54 traditional and 60 in-store branch offices in New York City, Long Island, Rockland and Westchester counties, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, the Bank is the second largest producer of multi-family mortgage loans in the City of New York. Additional information about the Company and its financial performance is available at www.myNYCB.com.

   Forward-Looking Statements and Associated Risk Factors

   This release, and the associated post-earnings conference call and webcast, contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
   Forward-looking statements, which are based on certain assumptions, and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies are inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services and loan products in the Company's local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.
   Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, most recently including its 2001 Annual Report on Form 10-K.
   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                            (in thousands)


                                          March 31,       December 31,
                                            2002             2001
                                         (unaudited)
                                        ------------      ------------
Assets
Cash and due from banks                 $   165,191       $   168,449
Money market investments                      1,162            10,166
Securities held to
 maturity (estimated market value of
 $209,604 and $203,647, respectively)       209,188           203,195
Mortgage-backed securities held to
 maturity (estimated market value
 of $47,155 and $51,119, respectively)       47,010            50,865
Securities available for sale             2,349,191         2,374,782
Mortgage loans:
    Multi-family                          3,520,659         3,255,167
    1-4 family                            1,204,509         1,318,295
    Commercial real estate                  480,716           561,944
    Construction                            151,727           152,367
                                        ------------      ------------
Total mortgage loans                      5,357,611         5,287,773
Other loans                                 178,631           116,968
Less:  Unearned loan fees                    (4,541)           (3,054)
       Allowance for loan losses            (40,500)          (40,500)
                                        ------------      ------------
Loans, net                                5,491,201         5,361,187
Premises and equipment, net                  68,310            69,010
Goodwill, net                               625,112           614,653
Core deposit intangible, net                 56,000            57,500
Deferred tax asset, net                      38,285            40,396
Other assets                                219,724           252,432
                                        ------------      ------------
Total assets                            $ 9,270,374       $ 9,202,635
                                        ============      ============

Liabilities and Stockholders' Equity
Deposits:
    NOW and money market accounts       $ 1,039,933       $   948,324
    Savings accounts                      1,680,962         1,639,239
    Certificates of deposit               2,167,830         2,407,906
    Non-interest-bearing accounts           483,547           455,133
                                        ------------      ------------
Total deposits                            5,372,272         5,450,602
                                        ------------      ------------
Official checks outstanding                  54,621            87,647
Borrowings                                2,699,280         2,506,828
Mortgagors' escrow                           48,528            21,496
Other liabilities                            99,511           152,928
                                        ------------      ------------
Total liabilities                         8,274,212         8,219,501
                                        ------------      ------------
Stockholders' equity:
    Preferred stock at par
     $0.01 (5,000,000 shares
     authorized; none issued)                    --                --
    Common stock at par
     $0.01 (150,000,000 shares
     authorized; 108,224,425 shares
     issued; 102,182,204 and
     101,845,276 shares outstanding
     at March 31, 2002 and December
     31, 2001, respectively)                  1,082             1,082
    Paid-in capital in excess of par        914,881           898,830
    Retained earnings (substantially
     restricted)                            154,013           167,511
    Less: Treasury stock (6,042,221
     and 6,379,149 shares, respectively)    (69,491)          (78,294)
          Unallocated common
           stock held by ESOP                (6,451)           (6,556)
          Common stock held by SERP          (3,113)           (3,113)
          Unearned common
           stock held by RRPs                   (41)              (41)
    Accumulated other comprehensive
     income, net of tax effect                5,282             3,715
                                        ------------      ------------
Total stockholders' equity                  996,162           983,134
                                        ------------      ------------
Total liabilities and
 stockholders' equity                   $ 9,270,374       $ 9,202,635
                                        ============      ============


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)

                                                  For the
                                              Three Months Ended
                                                  March 31,
                                         -----------------------------
                                             2002              2001
                                         -------------      ----------
Interest Income:
     Mortgage and other loans              $100,452           $70,509
     Securities                               8,242             8,903
     Mortgage-backed securities              32,313             2,792
     Money market investments                   123             2,154
                                         -------------      ----------
Total interest income                       141,130            84,358
                                         -------------      ----------

Interest Expense:
     NOW and money market accounts            3,527             3,936
     Savings accounts                         5,827             2,139
     Certificates of deposit                 19,612            27,180
     Borrowings                              29,097            15,969
     Mortgagors' escrow                           5                 4
                                         -------------      ----------
Total interest expense                       58,068            49,228
                                         -------------      ----------
          Net interest income                83,062            35,130
Provision for loan losses                        --                --
                                         -------------      ----------
          Net interest income after
           provision for loan losses         83,062            35,130
                                         -------------      ----------

Other Operating Income:
     Fee income                              11,161             7,933
     Other                                    8,634            20,548
                                         -------------      ----------
Total other operating income                 19,795            28,481
                                         -------------      ----------

Non-interest Expense:
Operating expense:
     Compensation and benefits               16,487             9,714
     Occupancy and equipment                  6,093             3,372
     General and administrative               9,561             5,662
     Other                                    1,521               672
                                         -------------      ----------
Total operating expense                      33,662            19,420
                                         -------------      ----------
     Amortization of goodwill and
      core deposit intangible                 1,500             1,482
                                         -------------      ----------
Total non-interest expense                   35,162            20,902
                                         -------------      ----------

Income before income taxes                   67,695            42,709
Income tax expense                           21,374            15,065
                                         -------------      ----------
          Net income                      $  46,321           $27,644
                                         =============      ==========

          Earnings per share                  $0.47             $0.45
          Diluted earnings per share          $0.47             $0.44
                                         =============      ==========


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (unaudited)

                                                     For the
                                                Three Months Ended
                                                     March 31,
                                            ------------------------
(dollars in thousands, except share data)     2002            2001
                                            ---------       ----------
CORE EARNINGS DATA(1):
Earnings                                    $46,321           $17,393
Earnings per share                             0.47              0.29
Diluted earnings per share                     0.47              0.28
Return on average assets                       2.00%             1.50%
Return on average stockholders' equity        18.88             24.84
Return on average tangible
 stockholders' equity                         61.70             67.65
Operating expense to average assets            1.46              1.68
Efficiency ratio                              32.73             40.59

REPORTED EARNINGS DATA:
Earnings                                    $46,321           $27,644
Earnings per share                             0.47              0.45
Diluted earnings per share                     0.47              0.44
Return on average assets                       2.00%             2.39%
Return on average stockholders' equity        18.88             39.49
Operating expense to average assets            1.46              1.68
Efficiency ratio                              32.73             30.53
Shares used for EPS computation          98,547,455        61,333,985
Shares used for diluted EPS computation  99,525,577        62,360,939

CASH EARNINGS DATA:
Earnings                                    $64,507           $32,995
Earnings per share                             0.65              0.54
Diluted earnings per share                     0.65              0.53
Return on average assets                       2.79%             2.85%
Return on average stockholders' equity        26.29             47.13
Operating expense to average assets            1.39              1.60
Efficiency ratio                              31.34             29.12

AVERAGE BALANCE SHEET DATA:
Mortgage and other loans                 $5,406,223        $3,642,448
Total interest-earning assets             8,088,457         4,320,091
Borrowings                                2,647,000         1,035,057
Total interest-bearing liabilities        7,636,147         4,133,142
Stockholders' equity                        981,412           280,047
Average yield on interest-earning assets       7.08%             7.81%
Average cost of interest-bearing liabilities   3.08              4.83
Interest rate spread                           4.00              2.98
Net interest margin                            4.16              3.25


                                        At March 31,   At December 31,
                                        ------------------------------
                                           2002              2001
                                        ------------   ---------------
BALANCE SHEET DATA:
Book value per share                         $10.07            $10.05
Regulatory leverage capital ratio              5.81%             5.95%
Stockholders' equity to total assets          10.75             10.68
Shares used for book value computation   98,929,130        97,774,030
Total shares issued and outstanding     102,182,204       101,845,276

ASSET QUALITY RATIOS:
Non-performing loans to loans, net             0.27%             0.33%
Non-performing assets to total assets          0.16              0.19
Allowance for loan losses
 to non-performing loans                     277.38            231.46
Allowance for loan losses to loans, net        0.74              0.76

(1) Core earnings for the three months ended March 31, 2002 are the same as reported earnings. Core earnings for the three months ended March 31, 2001 exclude a $15.7 million pre-tax gain on the sale of loans and securities acquired in the Haven transaction which was recorded in other operating income and which, on an after-tax basis, amounted to $10.3 million or $0.16 per share.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516/683-4420
             Senior Vice President
             Investor Relations